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Exhibit 99.1

N  E  W  S    R  E  L  E  A  S  E

FOR IMMEDIATE RELEASE

Contact:	Joseph T. Schepers Vice President, Corporate Communications (770) 419-3355

CRYOLIFE ANNOUNCES PRICING OF 6% CONVERTIBLE PREFERRED STOCK

ATLANTA...(March 15, 2005)...CryoLife, Inc. (NYSE: CRY), announced today the offering of 400,000 shares of 6% convertible preferred stock at a public offering price of $50 per share. CryoLife has granted the underwriter in the offering a 30-day option to purchase up to an additional 60,000 shares of convertible preferred stock to cover over-allotments, if any. The convertible preferred stock has been listed on the New York Stock Exchange under the symbol "CRY Pr." Each share of convertible preferred stock is convertible into 6.2189 shares of CryoLife common stock based on an initial conversion price of $8.04 per share.

The estimated net proceeds of the offering will be approximately $18.3 million. CryoLife plans to use the net proceeds for working capital and general corporate purposes.

Piper Jaffray & Co. is serving as the underwriter for the offering. Copies of the final prospectus supplement and accompanying prospectus may be obtained by contacting: Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, (612) 303-6000.

A registration statement relating to these securities has been filed with the SEC and was declared effective January 7, 2005. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels, CE marked in the European Community, approved in Canada for use in soft tissue repair, and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SG Model #100 vascular graft, which is CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company's 2005 revenues and expenses may not meet its expectations, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that the protein hydrogel products under development, such as BioLastic, BioFoam, BioDisc and the bioresorbable stent, may not be commercially feasible, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of severe decreases in the Company's revenues and working capital, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2004, its registration statement on Form S-3 (Reg. No. 333-121406) filed on December 17, 2004, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

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  Exhibit 99.1
CRYOLIFE ANNOUNCES PRICING OF 6% CONVERTIBLE PREFERRED STOCK